Exhibit 99.1

Press Release

I-many Reports Record Fourth Quarter and Fiscal 2007 Financial Results

Q4 Net Revenues up 51%; Annual Net Revenues up 37%; Q4 Cash Flow Positive

EDISON, N.J., February 5, 2008 – I-many, Inc. (NASDAQ:IMNY), a leading provider of contract management software and services for the enterprise, reported financial results for the fourth quarter and year ended December 31, 2007.

Q4 2007 Financial Highlights

•	Net revenues increased for the sixth consecutive quarter to $11.5 million, up 7% sequentially and up 51% year over year

•	Recurring revenue up 37% vs. Q4 2006 to a record $5.6 million

•	Cash totals $29.0 million, including $1.5 million of positive cash flow from operations in Q4

Financial Results for Q4 and Fiscal 2007

Net revenues for the fourth quarter totaled $11.5 million, an increase of 7% from $10.7 million reported in the previous quarter and an increase of 51% from $7.6 million reported for the fourth quarter a year ago. For the full year 2007, net revenues totaled $40.6 million, an increase of 37% from $29.6 million reported in 2006.

Net revenues exclude the portion of the gross value of license and service contracts signed during the quarter that the company will not recognize until future periods, including the portion of new contracts related to multi-year software subscriptions. For further analysis of the company’s performance, see the discussion of non-GAAP financial results below.

Total expenses in the quarter were $12.4 million, an increase of 3% from $12.0 million in the previous quarter and an increase of 2% from $12.1 million in the same quarter a year ago. Total expenses for the year were $50.8 million, an increase of 11% from $46.0 million reported for 2006.

Net loss per share was $(0.02), which was unchanged from the previous quarter and an improvement of 78% from a net loss of $(0.09) for the same quarter a year ago. For the full year, net loss per share was $(0.19), a 42% improvement from a net loss per share of $(0.33) in 2006.

Research and development expense totaled $3.5 million in the fourth quarter, which decreased 7% from $3.8 million in the previous quarter and was 9% higher than the $3.2 million expensed in the fourth quarter of 2006. Research and development expense for the full year totaled $15.6 million, an increase of 24% from $12.6 million in 2006.

Cash and short-term investments totaled $29.0 million at December 31, 2007. This compares to $10.7 million at the previous quarter-end and $17.2 million a year ago. The increase in cash in the fourth quarter 2007 is attributed to net proceeds of $15.8 million from the issuance of convertible notes in December 2007 and the contribution of $1.5 million from operations. Excluding the funding proceeds, cash at the end of the fourth quarter totaled $12.1 million.

Kevin M. Harris, I-many’s CFO commented, “Our R&D expense ticked down another 7% this final quarter of 2007, which showed substantial progress but still was not as low as we had targeted. Additional R&D was intentionally spent on key product improvements that were developed ahead of schedule. Still, we correctly foresaw the third quarter as representing the low water mark of our cash reserves, as we built $1.5 million in cash in the fourth quarter exclusive of the financing completed at year’s end. R&D is expected to stay flat in the first quarter of 2008 as we work on an accelerated software development contract we booked in the fourth quarter of 2007.”

Results by Revenue Category

Recurring revenue generated from software subscriptions, maintenance, support and hosting totaled a record $5.6 million in the quarter, an increase of 12% from $5.0 million in the previous quarter and an increase of 35% from $4.1 million generated in the same period a year ago. For fiscal 2007, recurring revenues totaled $19.7 million, an increase of 24% from $15.9 million recorded in 2006.

Services revenue from professional services totaled $3.8 million in the quarter, an increase of 8% from $3.5 million reported in the previous quarter and an increase of 11% from $3.4 million in the same period a year ago. For fiscal 2007, revenue from professional services totaled $13.5 million, an increase of 11% from $12.1 million recorded in 2006.

License revenue, representing one-time perpetual license fees from product sales, totaled $2.1 million in the quarter, a decrease of 5% from $2.2 million in the previous quarter and a substantial increase from $49,000 in the same period a year ago. For the full year, license revenue totaled $7.3 million, an increase of 359% from the $1.6 million recorded in 2006.

Non-GAAP Financial Results

Management believes certain non-GAAP financial results may present a useful picture of the company’s progress as it continues to include software subscriptions in its licensing mix. (See “Use of Non-GAAP Financial Information,” below.)

These non-GAAP results include the gross value of license contracts signed, which the company calls “bookings,” and which totaled $4.2 million in the fourth quarter 2007. This represents an increase of 9% from $3.9 million signed in the prior quarter and an increase of 5% from $4.0 million signed in the fourth quarter 2006. Bookings for the full year totaled $16.9 million, a 17% increase from $14.4 million signed in 2006.

Unamortized software subscriptions expected to be recognized over the next five years totaled $16.1 million. This represented a decrease of 16% from $19.2 million at the end of the prior quarter and an increase of 9% from $14.8 million at the end of the fourth quarter 2006. The sequential quarter decrease was due to the recognition of subscription revenue that exceeded the amount of new subscriptions signed in the quarter as well as the conversion of one subscription contract in the period to perpetual license. (The company defines “unamortized software subscriptions” as the remaining portion of non-cancellable subscription contracts that have been signed but not yet recognized into revenue.)

The combined amount of deferred revenue and unamortized software subscriptions totaled $30.9 million at the end of the fourth quarter, a decrease of 9% from $33.8 million at the end of the prior quarter and an increase of less than 1% from $30.8 million at the end of the fourth quarter 2006. The sequential quarter decrease is attributed to the recognition of subscription revenue that exceeded the amount of new subscription bookings signed in the quarter as well as the conversion of one subscription contract to a perpetual license.

The amount of recurring revenue generated from subscription contracts signed in prior periods and recorded in the fourth quarter of 2007 reached $2.1 million, an increase of 62% from $1.3 million recorded in the previous quarter and an increase of 151% from $824,000 recorded in the fourth quarter of 2006.

Other Q4 2007 Operational Highlights

•

10 new license transactions exceeding $50,000 in gross value were signed during the quarter, which was equal to the previous quarter and compares to 11 in the same period a year ago. These new transactions averaged approximately $353,000 in net software license value, as compared to $292,000 in the previous quarter and $270,000 in the same period a year ago. (“Net software license value” represents the perpetual license fee or the net present value of non-cancellable subscription payments, exclusive of the value of maintenance and support.) Two of these new transactions were subscriptions. Seven were in the company’s Life Sciences solutions market and three in the Industry Solutions market segment. The company signed one major new enterprise customer in Industry Solutions in the fourth quarter of 2007.

•

The company released version 6.0 of I-many Contract Management Suite for Life Sciences™ that for the first time provides fully interoperable integration between all suite elements. Built on I-many’s leading-edge services-oriented architecture (SOA), the suite spans the entire contract management continuum, from the core functions of contract authoring and compliance to sophisticated analytics and business intelligence — all in a single, fully-integrated platform. The 6.0 release includes I-many CARS® BI, a new advanced business intelligence reporting tool.

•

Eastman Kodak Company (NYSE:EK) announced it will roll out I-many’s Contract Management solution to its offices worldwide. Kodak will use the solution to create a central repository for contracts so its teams around the world can access this information from one central location. Kodak also anticipates saving substantial time and expense by automating the processes related to the internal approvals for contracts.

•

One of the world’s largest pharmaceutical companies, with $50 billion in annual revenues, extended its more than a decade-long relationship with I-many by licensing additional elements of the I-many Contract Management Suite for Life Sciences and committing to extensive custom and accelerated software development.

•	IMPAX Laboratories, Inc. (NASDAQ:IPXL), a leading technology-based specialty pharmaceutical company, extended its subscription to I-many CARS and I-many Medicaid for an additional four years.

•

The world’s leading producer of large and small jet engines for commercial and military aircraft selected I-many Contract Manager to manage its corporate commitments that drive $13.2 billion in annual revenue.

•	I-many was named to the Software 500 by Software Magazine for the fourth consecutive year, ranking in the top 300 for 2007.

John A. Rade, I-many’s chairman, president and CEO, said, “We ended 2006 talking about how our strong pipeline of product advancements and pending deals put us well on course to meeting our goals for 2007 and creating an inflection point for I-many on multiple levels — and that’s exactly what happened. In fact, we met or exceeded our expectations across the board in terms of revenues, new bookings, cash flow, and product development.

“In 2007, the successful roll out of our next generation I-many Contract Management Suite for Life Sciences was greeted with enthusiastic demand, as more than 25 of our life science customers committed to the new platform. These wins not only further solidified our industry leadership, but also fueled net revenue growth to the highest quarterly level since the fourth quarter of 2002. We accomplished this while continuing to manage expenses, resulting in our first positive operating cash flow quarter in eight periods. These accomplishments have proven the unmatched capabilities of our products and our ability to deliver them expeditiously.

“We have begun 2008 on an even stronger platform than 2007, including a rounded-out and highly-capable management team that is supported by a very strong balance sheet. We foresee continued expansion of our customer base, as well as further adoption of our existing and new products from within this base, as the recognition of the benefits of effective contract management continues to spread. We anticipate launching into a new vertical market in 2008 with the intention and capability of realizing the success we’ve enjoyed with our Life Science vertical. All-in-all, we expect 2008 to exceed the great success of 2007.”

Fiscal 2008 Guidance

•	Net Revenue: $47 million to $52 million or up 16% to 28% vs. 2007, with at least $21 million expected to come from recurring revenue (Subscription, Maintenance and Support, and Hosting).

•	Gross value of new license transactions at least $22 million.

•	Cash at year-end at least $25 million.

•	GAAP loss of $0.03 - $0.04 per share.

•	Non-cash expenses (depreciation, amortization and stock option charges) of $3.0 million to $3.5 million

•	Cash flow positive from operations net of any financing costs.

Conference Call

I-many will hold a conference call to discuss these fourth quarter and 2007 year end results today at 4:30 p.m Eastern Time. I-many Chairman, President and CEO John A. Rade and CFO Kevin M. Harris will host the presentation, followed by a question and answer period.

Dial-In Number: 1-800-762-9058

International: 1-480-629-9041

Conference ID#: 3832186

The call is also being webcast and will be accessible via I-many’s investor section at www.imany.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact the Liolios Group at (949) 574-3860.

A replay of the call will be available after 7:30 p.m. Eastern Time and until March 5, 2008:

Toll-free replay number: 1-800-406-7325

International replay number: 1-303-590-3030

Replay Pin#: 3832186

Use of Non-GAAP Financial Information

The company supplements its GAAP financial statements in this release and in its annual report on Form 10-K with a reconciliation of the non-GAAP gross value of license transactions to its reported GAAP license revenues. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. Following the balance sheet and income statement, management has included a table that show the results for the fourth quarter 2007 compared to the comparable periods in 2006 for new license transactions including subscription contracts, the recognition into reportable license revenue of deferred non-subscription license transactions, and the reconciliation of those numbers to total license revenue according to GAAP. Management believes the inclusion of this table can enhance an overall understanding of the company’s past operational performance and also its prospects for the future. This reconciliation of license revenues is made with the intent of providing both management and investors with a more complete understanding of the revenue performance of the company, as opposed to GAAP revenue results, which do not include the impact of newly-executed subscription agreements and other deferred revenue arrangements that are material to an understanding of the ongoing performance of the company’s business. Management uses this information as a basis for planning and forecasting core business activity in future periods and believes it is useful in understanding our results of operations. The presentation of this additional revenue information is not meant to be considered in isolation or as a substitute for license revenue reported in accordance with generally accepted accounting principles in the United States.

About I-many

I-many, Inc. is a leading provider of contract management software and services for the enterprise. With more than 280 customers across 21 industries worldwide, I-many is enabling businesses to manage the entire contract lifecycle, from pre-contract processes and contract management to active compliance and contract optimization. The result is an end-to-end solution that provides enterprises with greater levels of insight into contract performance, allowing companies to improve profitability and achieve measurable return on investment. For more information, please visit www.imany.com.

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include the risk of unforeseen technical or practical impediments to planned software development, which could affect the company’s product release timetable; the risk that the ratio of subscription license sales to perpetual license sales could be higher than anticipated, possibly leading to lower revenue in current periods and less cash than predicted in the near term; the risk of lower demand for the company’s new products than management anticipates; the inherent risks of large software implementation projects, which can cause customer disagreements that could affect I-many’s ability to collect both services and license revenue, whether recognized or deferred; the possibility that customers could cancel maintenance and support services at the time of annual renewal, which could decrease I-many’s base of recurring revenue; the possibility that extraordinary events outside the company’s control could extend the length of the sales cycle for the company’s products or make the market for the company’s products more unpredictable; the risk that the company will not be successful in opening new markets for its products; and other risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.

I-MANY, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Net Revenues:
Recurring	$5,574	$4,115	$19,720	$15,853
Services	3,810	3,427	13,491	12,124
License	2,102	49	7,341	1,598

Total net revenues	11,486	7,591	40,552	29,575
Operating expenses:
Cost of recurring revenue (1)	1,573	1,640	6,351	6,351
Cost of services (1)	2,428	2,885	11,034	10,589
Cost of third-party technology	67	24	300	269
Amortization of acquired intangible assets	46	46	185	482
Sales and marketing (1)	2,933	2,669	10,079	9,323
Research and development (1)	3,481	3,186	15,629	12,585
General and administrative (1)	1,639	1,396	6,241	5,449
Depreciation	227	245	891	824
Restructuring and other charges	2	35	93	103

Total operating expenses	12,396	12,126	50,803	45,975

Loss from operations	(910)	(4,535)	(10,251)	(16,400)
Other income, net	65	168	443	585

Net loss	$(845)	$(4,367)	$(9,808)	$(15,815)

Basic and diluted net loss per common share	$(0.02)	$(0.09)	$(0.19)	$(0.33)

Weighted average shares outstanding	52,075	49,841	51,753	47,782

Notes:
(1) Stock-based compensation amounts included above:
Cost of recurring revenue	$44	$15	$196	$133
Cost of services	42	104	336	225
Sales and marketing	132	162	337	190
Research and development	177	127	564	300
General and administrative	277	163	1,001	635

Total stock-based compensation expenses	$672	$571	$2,434	$1,483

I-MANY, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$28,588	$17,232
Restricted cash	80	80
Accounts receivable	6,606	8,120
Other current assets	526	766

Total current assets	35,800	26,198
Property and equipment, net	1,494	1,341
Restricted cash	351	427
Deferred charges and other assets	1,309	121
Acquired intangible assets, net	46	231
Goodwill	8,667	8,667

Total assets	$47,667	$36,985

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$9,438	$7,224
Current portion of deferred revenue	13,654	15,773
Current portion of capital lease obligations	276	154

Total current liabilities	23,368	23,151
Convertible notes payable	17,000	—
Deferred revenue, net of current portion	1,664	1,256
Other long-term liabilities	1,012	1,124
Stockholders’ equity	4,623	11,454

Total liabilities and stockholders’ equity	$47,667	$36,985

Reconciliation of Gross Value of License Bookings to Reportable Product Revenue

	Three months ended December 31,		12 months ended December 31,
	2007	2006	2007	2006

	(AMOUNTS IN THOUSANDS)
Gross value of license contracts sold:
Health and Life Sciences	$3,586	$3,789	$15,543	$12,435
Industry Solutions	644	232	1,377	1,967

	4,230	4,021	16,920	14,402
Add license revenue recorded in current quarter from contracts sold in prior periods:
Health and Life Sciences	767	0	1,824	0
Industry Solutions	142	0	861	0

	909	0	2,685	0
Less value of license contracts sold in current quarter and deferred to future periods:
Health and Life Sciences	2,396	3,754	11,335	10,888
Industry Solutions	641	219	930	1,915

	3,037	3,973	12,265	12,803

License revenue recorded:
Health and Life Sciences	1,957	35	6,032	1,547
Industry Solutions	145	13	1,308	52

	$2,102	$48	$7,340	$1,599

Note: Consistent with the company’s reclassification of subscription revenues, which are now included in Recurring revenue, subscription revenues are no longer included in the amounts in the line item titled, “Add license revenue recorded in current quarter from contracts sold in prior periods.” The results have been updated with this reclassification for both the current and comparable periods. This line item will still include fees from perpetual license sales which had not been fully recognized as revenue at the time of the sale.

Company Contact:

I-many, Inc.

Kevin Harris, CFO, 732-452-1515

kharris@Imany.com

or

Investor Relations:

Liolios Group, Inc.

Ron Both or Geoffrey Plank, 949-574-3860

info@liolios.com

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